Calculation of Filing Fee Tables
S-8
Nasus Pharma Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, no par value per share	Other	1,023,178	$ 2.82	$ 2,885,361.96	0.0001381	$ 398.47
Total Offering Amounts:						$ 2,885,361.96		$ 398.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 398.47
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions. The amount registered represents ordinary shares, no par value per share ("Ordinary Shares"), of the Registrant reserved for issuance upon the exercise of securities that may be granted under the plan to which this Registration Statement relates. The proposed maximum offering price per share is based on the number of Ordinary Shares which may be issued under the Registrant's 2019 Incentive Option Plan that this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of the Ordinary Shares as reported on the NYSE American LLC on May 20, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources